Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE
5 a.m. EDT, May 5, 2011

Media Contact:	Investor Contact:
Gail Baker	Bill Valach
Director, Corporate Communications	Director, Investor Relations
Phone: 503-464-8693	Phone: 503-464-7395

Portland General Electric Reports
First Quarter 2011 Financial Results
and Increases 2011 Guidance

Portland, Ore, May 5, 2011 — Portland General Electric Company (NYSE: POR) today reported net income of $69 million, or $0.92 per diluted share, for the first quarter of 2011, compared to $27 million, or $0.36 per diluted share, for the first quarter of 2010, an increase of $42 million. Improved operating results were primarily driven by the combination of higher retail revenues and lower power costs. PGE is increasing its 2011 earnings guidance by $0.10 per diluted share to $1.90 to $2.05, primarily due to improved power supply operations, including the effects of favorable hydro conditions.

Retail revenues increased $43 million, or 10%, in the first quarter of 2011 compared to the first quarter of 2010, primarily due to a 10% increase in retail energy deliveries. Cooler weather and increased production by certain customers in the paper and high technology sectors were the primary factors contributing to the increase in retail energy deliveries. Residential deliveries increased 12% and commercial and industrial deliveries combined increased 8% in the first quarter of 2011 compared to the first quarter of 2010.

Purchased power and fuel expense decreased $30 million, or 13%, in the first quarter of 2011 compared to the first quarter of 2010, primarily from a 19% decrease in average variable power cost. During the first quarter of 2011, energy received from hydroelectric resources increased 40% from the first quarter of 2010, and was 16% above normal, compared to 21% below normal in the first quarter of 2010. Favorable hydro conditions resulted in an abundant supply of power from hydroelectric plants in the region and contributed to lower wholesale power prices. Lower-cost power purchased in the wholesale market and increased power provided by the Company’s hydro resources economically displaced a significant amount of PGE’s thermal generation. Thermal generation represented 24% of PGE’s total system load in the first quarter of 2011, compared to 50% in the first quarter of 2010.

“Strong operational performance and favorable weather drove results for the quarter,” said Jim Piro, President and Chief Executive Officer. “We are making progress with the implementation of our Integrated Resource Plan which outlines strategies to meet our customers’ electricity needs over the next 20 years. This future portfolio of resources offers the best combination of cost and risk, and will deliver on our obligation to provide value to our shareholders, customers and the communities we serve.”

Integrated Resource Plan

The Public Utility Commission of Oregon has approved the selection of an independent evaluator for the request for proposals (RFPs) to be issued in 2011 pursuant to PGE’s Integrated Resource Plan. The RFPs expected to be issued in 2011 include (1) year-round flexible and peaking resources of approximately 200 megawatts, as well as approximately 200 megawatts of bi-seasonal (winter and summer) peaking supply and approximately 150 megawatts of winter-only peaking supply, (2) new renewable resources of approximately 120 average megawatts, and (3) baseload, high-efficiency combined-cycle natural gas generation of approximately 300 to 500 megawatts. The Company plans to submit its own proposals for the construction of these resources.

Additionally, PGE continues to work with other stakeholders in the region on a double-circuit, 200-mile, 500 kV transmission project, Cascade Crossing. PGE has signed Memorandums of Understanding with several parties concerning Cascade Crossing and is actively engaged in the federal, state and tribal permitting process.

First Quarter Operating Results

•	Revenues increased $35 million, or 8%, in the first quarter of 2011 compared to the first quarter of 2010, primarily due to:

◦	A $43 million, or 10%, increase in Retail revenues, largely resulting from:

•
A $41 million increase related to the volume of retail energy sold. During the first quarter of 2011, energy deliveries to residential customers increased 12% and energy deliveries to industrial and commercial customers combined increased 8%. The increase in residential deliveries was primarily due to cooler temperatures, while the increase in commercial and industrial deliveries was due primarily to production increases by certain customers in the paper and high technology sectors.

On a weather adjusted basis, retail energy deliveries increased 3.1% in the first quarter of 2011, compared to the first quarter of 2010, and are expected to be approximately 1% higher for the year 2011 compared to the year 2010;

•	A $14 million increase related to a 3% increase in average retail prices, resulting primarily from the Company’s 2011 General Rate Case, which became effective January 1, 2011; and

•	A $15 million decrease related to the customer refund of certain tax credits, the decoupling mechanism, and the Company’s power cost adjustment mechanism.

◦	An $8 million, or 38%, decrease in Wholesale revenues, consisting of an 18% decrease in sales volume and a 32% decrease in average price.

•
Purchased power and fuel expense decreased $30 million, or 13%, in the first quarter of 2011 compared to the first quarter of 2010, consisting of a 19% decrease in average variable power cost, partially offset by a 6% increase in total system load. The average variable power cost decreased to $33.94 per MWh in the first quarter of 2011 from $41.65 per MWh in the first quarter of 2010. During the first quarter of 2011, a significant amount of thermal generation was economically displaced with purchased power and increased energy received from hydro resources. Energy received from hydro resources increased 40% from the first quarter of 2010 and was approximately 16% above normal in the first quarter of 2011, compared to 21% below normal in the first quarter of 2010.

•
Administrative and other expense increased $7 million, or 16%, in the first quarter of 2011 compared to the first quarter of 2010 largely due to increased incentive compensation, pension expense and information technology costs.

•	Income taxes increased $12 million in the first quarter of 2011 compared to the first quarter of 2010 primarily due to higher taxable income.

2011 Earnings Guidance

PGE is increasing 2011 earnings guidance from the previously reported range of $1.80 to $1.95 per diluted share to $1.90 to $2.05 per diluted share. The guidance change primarily reflects favorable regional hydro conditions and lower costs for purchased power.

First Quarter 2011 Earnings Call and Web cast — May 5, 2011

PGE will host a conference call with financial analysts and investors on Thursday, May 5, 2011, at 11 a.m. EDT. The conference call will be web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EDT on Thursday, May 5, 2011 through Thursday, May 12, 2011.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 821,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future load, hydro conditions, thermal plant operations, and operating and maintenance costs; statements concerning implementation of the Company’s Integrated Resource Plan (IRP), including requests for proposals issued pursuant to the IRP with respect to new energy resources; statements regarding the outcome of any legal or regulatory proceeding; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including the reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy market conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues, net	$484	$449
Operating expenses:
Purchased power and fuel	194	224
Production and distribution	42	39
Administrative and other	52	45
Depreciation and amortization	56	57
Taxes other than income taxes	25	23
Total operating expenses	369	388
Income from operations	115	61
Other income:
Allowance for equity funds used during construction	1	4
Miscellaneous income, net	2	1
Other income, net	3	5
Interest expense	27	29
Income before income taxes	91	37
Income taxes	22	10
Net income and Net income attributable to Portland General Electric Company	$69	$27

Weighted-average shares outstanding (in thousands):
Basic	75,318	75,229
Diluted	75,337	75,246
Earnings per share:
Basic	$0.92	$0.36
Diluted	$0.92	$0.36
Dividends declared per common share	$0.260	$0.255

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$27	$4
Accounts receivable, net	156	137
Unbilled revenues	75	93
Inventories	56	56
Margin deposits	80	83
Regulatory assets - current	214	221
Other current assets	81	67
Total current assets	689	661
Electric utility plant, net	4,179	4,133
Regulatory assets - noncurrent	512	544
Non-qualified benefit plan trust	44	44
Nuclear decommissioning trust	34	34
Other noncurrent assets	77	75
Total assets	$5,535	$5,491

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$144	$169
Liabilities from price risk management activities - current	183	188
Short-term debt	—	19
Current portion of long-term debt	—	10
Regulatory liabilities - current	25	25
Other current liabilities	95	78
Total current liabilities	447	489
Long-term debt, net of current portion	1,798	1,798
Regulatory liabilities - noncurrent	668	657
Deferred income taxes	469	445
Liabilities from price risk management activities - noncurrent	167	188
Unfunded status of pension and postretirement plans	140	140
Non-qualified benefit plan liabilities	98	97
Other noncurrent liabilities	103	78
Total liabilities	3,890	3,892
Total equity	1,645	1,599
Total liabilities and equity	$5,535	$5,491

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$69	$27
Depreciation and amortization	56	57
Other non-cash income and expenses, net included in Net income	37	16
Changes in working capital	(16)	(24)
Other, net	—	(8)
Net cash provided by operating activities	146	68
Cash flows from investing activities:
Capital expenditures	(69)	(92)
Other, net	(1)	19
Net cash used in investing activities	(70)	(73)
Cash flows from financing activities:
Net (payments) issuances of long-term debt	(10)	41
Net (payments) issuances of short-term debt	(19)	4
Dividends paid	(20)	(19)
Noncontrolling interests’ capital distributions	(4)	—
Net cash (used in) provided by financing activities	(53)	26
Increase in cash and cash equivalents	23	21
Cash and cash equivalents, beginning of period	4	31
Cash and cash equivalents, end of period	$27	$52

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues (dollars in millions):
Retail:
Residential	$256	$219
Commercial	156	144
Industrial	54	50
Subtotal	466	413
Other accrued revenues, net	(3)	7
Total retail revenues	463	420
Wholesale	13	21
Other operating	8	8
Total revenues	$484	$449

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,291	2,046
Commercial	1,747	1,651
Industrial	844	736
Total retail energy sales	4,882	4,433
Delivery to direct access customers:
Commercial	84	85
Industrial	180	177
	264	262
Total retail energy sales and deliveries	5,146	4,695
Wholesale energy deliveries	477	580
Total energy sold and delivered	5,623	5,275

Number of retail customers at end of period:
Residential	719,734	716,643
Commercial	100,990	100,280
Industrial	236	255
Direct access	233	215
Total retail customers	821,193	817,393

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,133	1,397
Natural gas	268	1,322
Total thermal	1,401	2,719
Hydro	570	479
Wind	217	88
Total generation	2,188	3,286
Purchased power:
Term	1,561	1,201
Hydro	802	503
Wind	73	56
Spot	1,088	343
Total purchased power	3,524	2,103
Total system load	5,712	5,389
Less: wholesale sales	(477)	(580)
Retail load requirement	5,235	4,809

	Heating Degree-days
	2011	2010
January	714	609
February	683	510
March	577	510
1st Quarter	1,974	1,629
Average	1,845	1,849
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).